CONTACTS
                                    --------


Vernon W. Hill, II                                      C. Edward Jordan, Jr.
Chairman and President                                 Executive Vice President

                                 (856) 751-9000


            COMMERCE BANCORP DECLARES TWO-FOR-ONE COMMON STOCK SPLIT
            --------------------------------------------------------


February 15, 2005 -- Cherry Hill,  New Jersey -- Commerce  Bancorp,  Inc.  (NYSE
Symbol: CBH) today declared a two-for-one common stock split, payable March 7, 2005 to all shareholders of record on February 25, 2005.

The Company, with 319 stores, is actively continuing its build-out of the Metropolitan Philadelphia and Metropolitan New York markets. The Company will open approximately 55 new branches in 2005 including its entry into the Washington - Baltimore market this summer.

Commerce Bank is one of the nation's fastest-growing financial services retailers with deposits exceeding $27 billion and assets exceeding $30 billion. Commerce is maintaining an aggressive expansion pace, working toward a total asset goal of $100 billion and a branch network of 700 offices by the year 2009. For more information about Commerce, please visit the Company's interactive financial resource center at commerceonline.com.

Forward-Looking Statements
--------------------------

The company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statement include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are indeed to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the

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company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' law and regulations (including laws concerning
taxes,  banking,  securities  and  insurance);   technological  changes;  future
acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and savings habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors in not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.